Exhibit 99.1

Press Release	Contact: Brian Baker
Hold for Release: July 20, 2020 8:00 AM Eastern	(571) 375-1358

MainStreet Bank Appoints New President

Fairfax, Virginia – July 20, 2020 – MainStreet Bancshares, Inc., (Nasdaq: MNSB) parent company of MainStreet Bank announce the promotion of Abdul Hersiburane, Executive Vice President and Director of Business Banking, to the role of President.

Mr. Hersiburane replaces Charles (Chris) Brockett, who remains actively engaged at the parent company as a director and President.

“Abdul has been extremely successful in assembling a team of high performing Business Bankers who are focused on building deposit and lending opportunities for the Bank,” said Chris Brockett, President and Director of MainStreet Bancshares, Inc.  “During my time working with Abdul, I saw his passion for moving MainStreet Bank forward, and I am excited to see that passion put to use on a broader scale throughout the Bank.”

“Working with Chris and Jeff to build our branch-lite Bank has been an incredible journey,” said Abdul Hersiburane, President of MainStreet Bank.  “I am grateful for the creativity that they have afforded as we put together our high performing teams.  I am excited to continue this vision as we grow the Bank with our Business Bankers, Commercial Lenders, and the Payments team.”

Mr. Hersiburane (58) brings a wealth of experience to his new role. He started his banking career in 1984 in Somalia and moved to the United States in 1995.  Abdul worked as a Senior Financial Specialist and Financial Advisor with First Union Bank/Wachovia Bank from 1996 to 2006.  Abdul joined MainStreet Bank in 2007 as a Business Banker and with his drive and enthusiasm became the head of Business Banking in 2015.  Abdul has an MBA in Finance from Erasmus University in the Netherlands and a bachelor’s degree in Commerce and Accounting from Polytechnic University in Mogadishu.

“Over the past 13 years, Abdul has demonstrated a strong passion for our clients and customers,” said Jeff W. Dick, Chairman and CEO of MainStreet Bancshares, Inc. and MainStreet Bank. “Abdul’s leadership skills and infectious enthusiasm contributes not only to the success of the Bank but also to our clients’ success.”

About MainStreet Bank: MainStreet Bank operates seven branches in Herndon, Fairfax, Fairfax City, McLean, Leesburg, Clarendon and Washington, D.C. In addition, MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution.

The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has “put our bank” in over 1,000 businesses in the metropolitan area.

MainStreet Bank has a full complement of payment system services for third party payment providers with nationally known market leaders on-staff ready to help payment providers create a solution perfect for their needs.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate.  MainStreet also works with the SBA to offer 7A and 504 lending solutions.  From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve its customer experience.

MainStreet Bank was the first community bank in the Washington, DC metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

This release contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel.